UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  February 27, 2007
Hypercom Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2851 West Kathleen Road, Phoenix, Arizona		85053

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:		602-504-5000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
2007 Cash Incentive Award Plan
On February 27, 2007, the Compensation Committee of the Board of Directors of Hypercom Corporation (the “Company”) determined and approved specific financial and operational performance targets with respect to 2007 cash incentive compensation for the following executive officers of the Company (the “Executive Officers”):
•	William Keiper, Chief Executive Officer (“CEO”);

•	Philippe Tartavull, President;

•	Thomas Liguori, Senior Vice President and Chief Financial Officer (“CFO”);

•	John Andrews, Senior Vice President, Global Customer Service;

•	William A. Dowlin, Senior Vice President, Manufacturing and Materials;

•	Neil P. Hudd, Senior Vice President, Global Product Development and Marketing;

•	O.B. Rawls IV, Senior Vice President, International Sales;

•	Douglas J. Reich, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary;

•	Jonatan Schmidt, Chief Scientist and Technology Officer; and

•	Scott Tsujita, Senior Vice President, Finance, Treasury and Investor Relations.
Each Executive Officer will be eligible to receive cash incentive compensation based upon the Company’s actual performance for the fiscal year ending December 31, 2007 as compared to corporate targets set by the Compensation Committee for the fiscal year ending December 31, 2007. Cash incentive compensation will be paid in the event of specific levels of achievement of the following primary corporate financial targets (among other corporate targets):
•	revenue,
•	gross margin, and
•	EPS growth.
In the event that the specific levels of achievement of the corporate financial targets occur, each Executive Officer’s cash incentive will be weighted as follows:
•	corporate financial targets (80%), and
•	individual management objectives as established by the Compensation Committee (20%).
Based on the cash incentive award plan established by the Compensation Committee, Executive Officers may receive cash incentive bonus awards ranging from 30% to 100% of their annual base salary if the corporate financial targets and the individual management objectives are 100% achieved. Pursuant to their employment agreements, certain Executive Officers, including the CEO and the CFO, are eligible to earn amounts up to 150% of their annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded.
Severance and Retention Arrangements
On February 27, 2007, the Compensation Committee also approved the following severance arrangements for all Executive Officers: in the event of both (A) a change in control of the Company and (B) either (i) the termination of an Executive Officer by the Company other than for cause within 12 months after the close of the transaction constituting such change in control (the “Transaction”), or (ii) the resignation of an Executive Officer within 12 months after the Transaction because of a reduction in such Executive Officer’s position or a material change in such Executive Officer’s functions, duties or responsibilities (together (A) and (B)(i) or (B)(ii) a “Double Trigger”), then the Company will pay a severance to the Executive Officer in an amount equal to his annual base salary as of the closing of the Transaction.

If an Executive Officer has an effective employment agreement or offer letter with the Company that provides payments and/or other benefits to the Executive Officer in the event of a Double Trigger, the terms of such employment agreement or offer letter shall determine the payments and/or other benefits deliverable to such Executive Officer.
The Compensation Committee also approved a relocation allowance that may be applicable to certain Executive Officers in the event of a Double Trigger and which provides that the Company will pay to the Executive Officer who has relocated in connection with his employment by the Company the amount of (A) 100% of the Executive Officer’s base salary if the Executive Officer became an employee of the Company less than 12 months prior to the date of the Double Trigger; (B) 75% of the Executive Officer’s base salary if the Executive Officer became an employee of the Company 12 months or more but less than 18 months prior to the date of the Double Trigger; or (C) 50% of the Executive Officer’s base salary if the Executive Officer became an employee of the Company 18 months or more but less than 24 months prior to the date of the Double Trigger. Any Executive Officer that has been an employee of the Company for 24 months or more will not be eligible for a relocation allowance. At this time, such relocation allowance, if applicable, would apply only to Mr. Liguori and Mr. Hudd.
Potential Acceleration of Options and Restricted Stock Awards
On February 27, 2007, the Compensation Committee determined that (A) all outstanding stock options under all of the Company’s stock option plans, to the extent not already vested, will vest upon the closing of a Transaction; (B) all restricted stock awards under all of the Company’s stock option plans, to the extent not already unrestricted, will become unrestricted upon the closing of a Transaction; and (C) all performance-based restricted stock awards under all of the Company’s stock plans, to the extent not already vested, will vest upon the closing of a Transaction, and such awards will become unrestricted upon (i) a reduction in the holder’s position, or a material change in the holder’s functions, duties or responsibilities, (ii) termination of the holder by the Company other than for cause, or (iii) January 1, 2008, whichever first occurs. In addition, the Company will make tax gross up payments as applicable upon the closing of a Transaction.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

March 5, 2007	By:	/s/ Douglas J. Reich

Name: Douglas J. Reich
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary